UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NEXTGEN HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2888568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3525 Piedmont Rd., NE, Building 6, Suite 700 Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

NextGen Healthcare, Inc., a Delaware corporation (“NextGen Delaware” or, following the Reincorporation (as defined below), the “Company”) is filing this Form 8-A/A pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to amend the Company’s registration statement with the U.S. Securities and Exchange Commission to reflect the Reincorporation of the Company from California to Delaware, which was effective as of October 13, 2021.

On October 13, 2021, NextGen Delaware’s predecessor, NextGen Healthcare, Inc., a California corporation (“NextGen California” or, prior to the Reincorporation, the “Company”) merged with and into NextGen Delaware (the “Reincorporation Merger”) in order to effect the change of the Company’s jurisdiction of incorporation from California to Delaware (the “Reincorporation”). At the effective time of the Reincorporation Merger, each outstanding share of common stock, par value $0.01 per share, of NextGen California was automatically converted into one share of common stock, par value $0.01 per share, of NextGen Delaware (“Common Stock”).

In connection with the Reincorporation and in accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of NextGen Delaware were deemed to be registered under Section 12(b) of the Exchange Act as the successor to NextGen California. NextGen Delaware, as successor issuer to NextGen California, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of the Common Stock continue to be listed for trading on the NASDAQ Global Select Market under the symbol “NXGN.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The following is a description of certain general terms and provisions of the common stock of NextGen Healthcare, Inc. (“NextGen” or the “Company”). The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), and the General Corporation Law of the State of Delaware (the “DGCL”). Copies of the Certificate of Incorporation and Bylaws have been filed and incorporated by reference as exhibits herein.

General

The total number of authorized capital stock of the Company is 100,000,000 shares of common stock of the par value of $0.01 per share (the “Common Stock”) and 10,000,000 shares of preferred stock of the par value of $0.01 per share (the “Preferred Stock”).

As of October 13, 2021, there were 67,332,144 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. As of the same date, there were 21,150,000 shares of Common Stock reserved for issuance under NextGen’s stock-based compensation plans.

Dividend Rights

Subject to the rights and preferences of any outstanding series of Preferred Stock, holders of Common Stock are entitled to receive lawful dividends when, as and if declared by the Company’s board of directors.

Voting Rights

Except as otherwise provided by applicable law or the Certificate of Incorporation, holders of Common Stock are entitled to vote on all matters submitted to a vote of stockholders and are entitled to one vote per share.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the rights and preferences of the holders of one or more outstanding series of Preferred Stock, the Company’s funds and assets that may legally be distributed to stockholders available for distribution to stockholders will be distributed among holders of outstanding Common Stock pro rata in accordance with the number of shares held by each holder.

Preemptive or Other Subscription Rights

Holders of Common Stock will not have any preemptive right to subscribe for any securities of the Company.

Conversion and Other Rights

No conversion, redemption or sinking fund provisions apply to the Common Stock, and the Common Stock is not liable to further call or assessment by the Company.

Other Matters

Limitation of Liability

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its stockholders for breach of the director’s fiduciary duties. The Company’s Certificate of Incorporation includes provisions that eliminate the liability of directors to the Company or its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

Anti-Takeover Effects

Certain provisions of Delaware law and the Company’s Certificate of Incorporation and Bylaws may have certain anti-takeover effects and may delay, defer or prevent a change in control of the Company.

Under Section 203 of the DGCL, a Delaware corporation is generally prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholding becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction. A corporation may “opt out” of Section 203 of the DGCL in its original certificate of incorporation or, by action of its stockholders, pursuant to an amendment to its certificate of incorporation or bylaws. The Company has not “opted out” of Section 203 of the DGCL, and the Certificate of Incorporation provides that the Company will be governed by Section 203.

In addition, the Company’s Certificate of Incorporation and Bylaws contain provisions which:

•

provide that the Board may authorize the issuance from time to time of shares of Preferred Stock in one or more series and in general may fix the designations, powers, rights, and preferences, and the qualifications, limitations and restrictions thereof, of each such series;

•	establish advance notice requirements for stockholders to nominate candidates for election as directors or present other business for consideration at meetings of stockholders;

•	restricting stockholders’ power to act by consent in lieu of a meeting and limiting stockholders’ ability to call special meetings of stockholders; and

•

pursuant to Section 115 of the DGCL, provide that the sole and exclusive forum for certain “internal corporate claims” will be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the state or federal courts in the State of Delaware).

The above provisions of the Company’s Certificate of Incorporation and Bylaws may have certain anti-takeover effects.

The transfer agent, registrar and dividend disbursing agent for the Common Stock is Computershare Trust Company, N.A.

Item 2. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of NextGen Healthcare, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 19, 2021).

4.2	Amended and Restated Bylaws of NextGen Healthcare, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 19, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTGEN HEALTHCARE, INC.

Date: October 19, 2021	By:	/s/ Jeffrey D. Linton
Jeffrey D. Linton
General Counsel and Secretary